Middlesex Water Company ANNOUNCES

SECOND QUARTER 2014 FINANCIAL RESULTS

ISELIN, NJ, (August 4, 2014) Middlesex Water Company (NASDAQ: MSEX) (“Middlesex” or the “Company”) today reported net income for the quarter ended June 30, 2014 of $4.7 million as compared to $4.5 million for the same period in 2013. Basic and diluted earnings per share for the quarter ended June 30, 2014 were $0.29, up from $0.28 in 2013. For the six months ended June 30, 2014, net income increased to $7.9 million as compared to $7.7 million for the same period in 2013.

Second Quarter Operating Results

Operating revenues for the three months ended June 30, 2014 increased $0.1 million to $29.2 million as compared to $29.1 million for the same period in 2013. In our Delaware system, which includes Tidewater Utilities, Inc. (“Tidewater”), revenues increased $0.6 million, primarily due to increased customer demand, increased fees for new water customer connections and the February 2014 6.5% interim base rate increase. Revenues from the Company’s Middlesex System in New Jersey decreased $0.7 million primarily due to the loss of the Borough of Sayreville as a wholesale customer in August 2013. Revenues from other systems increased $0.2 million.

Operating income for the three months ended June 30, 2014 increased $0.6 million from the same period in 2013, primarily due to lower employee benefit plan costs.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “While various factors impacted our operating revenues, we are pleased to report overall positive financial results as we continue to work to manage operating costs, make prudent investments in drinking water and wastewater infrastructure, grow our customer base and demonstrate technical expertise and industry leadership in the water and wastewater arena,” said Doll. “We are also pleased we were able to achieve a July 20, 2014 effective date relative to the recent settlement of our New Jersey rate case, in time to potentially add value in the 3rd quarter. This is typically when water consumption in our regulated water utilities is at its highest,” added Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2014 increased $0.2 million to $56.4 million from the same period in 2013 primarily due to increased demand and an interim rate increase in our Tidewater System offset by decreased general metered service and contract sales in our Middlesex System.

For the six months ended June 30, 2014, basic and diluted earnings per share increased to $0.49, as compared to $0.48 and $0.47, respectively, for the same period in 2013.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.19 per share, payable September 2, 2014 to common shareholders as of August 15, 2014.

About Middlesex Water Company

Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware. Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost-containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating Revenues	$29,190	$29,102	$56,363	$56,140

Operating Expenses:
Operations and Maintenance	14,563	15,148	30,000	30,578
Depreciation	2,837	2,725	5,652	5,434
Other Taxes	3,043	3,058	5,997	6,092

Total Operating Expenses	20,443	20,931	41,649	42,104

Operating Income	8,747	8,171	14,714	14,036

Other Income (Expense):
Allowance for Funds Used During Construction	66	89	133	127
Other Income	135	—	146	97
Other Expense	(155)	(11)	(175)	(21)

Total Other Income, net	46	78	104	203

Interest Charges	1,515	1,538	2,618	2,693

Income before Income Taxes	7,278	6,711	12,200	11,546

Income Taxes	2,550	2,230	4,303	3,888

Net Income	4,728	4,481	7,897	7,658

Preferred Stock Dividend Requirements	36	51	79	103

Earnings Applicable to Common Stock	$4,692	$4,430	$7,818	$7,555

Earnings per share of Common Stock:
Basic	$0.29	$0.28	$0.49	$0.48
Diluted	$0.29	$0.28	$0.49	$0.47

Average Number of
Common Shares Outstanding :
Basic	16,018	15,829	15,996	15,818
Diluted	16,199	16,092	16,190	16,081

Cash Dividends Paid per Common Share	$0.1900	$0.1875	$0.3800	$0.3750